Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282218

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated September 27, 2024)
3,384,616 Ordinary Shares

This Prospectus Supplement No. 3 updates, amends, and supplements the prospectus dated September 27, 2024 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333- 282218). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus, with respect to the results of the special general meeting of shareholders, included in our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on February 12, 2025.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

As of the date of this Prospectus, our ordinary shares are listed and trade on the Nasdaq Capital Market under the symbol “EVGN”. The last reported sale price of our ordinary shares on February 11, 2025, was $1.49 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, which we filed with the Securities and Exchange Commission on March 28, 2024, and in other documents incorporated by reference into the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2025

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2025

Commission File Number 001-36187

EVOGENE LTD.
  (Translation of Registrant’s Name into English)

13 Gad Feinstein Street, Park Rehovot, Rehovot
7638517, Israel
  (Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒  Form 40-F ☐

CONTENTS

Evogene Ltd. (the “Registrant” or the “Company”) hereby announces that the shareholders of the Company approved the proposal brought before the special general meeting of shareholders held on February 12, 2025 (following a one-week adjournment from the original meeting date) (the “Meeting”), by the respective requisite majority in accordance with the Israeli Companies Law, 5759-1999, and the Company’s articles of association, as described in the Proxy Statement which was attached as Exhibit 99.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, furnished to the Securities and Exchange Commission (“SEC”), on December 30, 2024, and sent in connection with the Meeting.

The contents of this Report of Foreign Private Issuer on Form 6-K (this “Form 6-K”) is incorporated by reference in the registration statements on Form F-3 (SEC File No. 333-277565), and Form S-8 (SEC File Nos. 333-193788, 333-201443, 333-203856 and 333-259215) of the Company, and will be a part thereof from the date on which this Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 12, 2025	EVOGENE LTD. (Registrant) By: /s/ Yaron Eldad —————————————— Yaron Eldad Chief Financial Officer